Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer
Distribute to:	Virginia State/Local Newslines, NY Times, AP, Reuters, S&P, Moodys, Dow
Jones, Investor Relations Service
October 24, 2005	7:00 a.m.	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES REPORTS 54% INCREASE IN 3rd QUARTER EARNINGS

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) -— Union Bankshares (NASDAQ: UBSH—News) reports net income for the third quarter ended September 30, 2005 of $6.9 million, up 54% from the same quarter in 2004. Earnings per share, on a diluted basis increased from $.51 to $.78 over the same time period. Return on average equity for the quarter ended September 30, 2005 was 15.62%, while return on average assets for the same period was 1.56%, compared to 11.42% and 1.09%, respectively, for the quarter a year earlier.

On a linked quarter basis (current quarter to most recent quarter) net income improved 4% from $6.61 million to $6.88 million for the quarter ending September 2005. This represents an earnings per share increase, on a diluted basis, of $.03, or 4%, for the quarter.

For the nine months ended September 30, 2005 net income increased to $18.9 million from $12.6 million for the same period a year ago. Over this same period, earnings per share on a diluted basis increased 42% from $1.51 to $2.14. Return on average equity for the nine months ended September 30, 2005 was 14.96%, while return on average assets for the same period was 1.48%, compared to 11.82% and 1.16%, respectively, for the nine months ended September 30, 2004. Results for the first four months of 2004 do not reflect the May 1, 2004 acquisition of Guaranty Financial Corporation (“Guaranty”).

As a supplement to Generally Accepted Accounting Principles (“GAAP”), the Company also uses certain non-GAAP financial measures to review its operating performance. Earnings per share on a cash basis for the quarter ended September 30, 2005 was $.80 as compared to $.53 in the same period a year ago and $.77 for the second quarter of 2005. Cash basis return on average tangible equity for the quarter ended September 30, 2005 was 20.88% compared to 16.17% in the same period a year ago and 21.54% for the second quarter of 2005.

“It is a pleasure to report third quarter earnings results of $.78 per share which represents a 53% increase over the same quarter a year ago,” said G. William Beale, Union Bankshares President. We are continuing to see the benefits of having an asset sensitive balance sheet in a rising rate environment. While both deposit and loan growth remain strong, we have begun to see some softening in loan demand which has allowed deposit growth to support current funding needs. Our mortgage sector had a good quarter driven by continued high demand for housing within its footprint.”

Segment Information

Third quarter net income for the community banking segment was $6.3 million, an increase of $2.2 million or 54% from $4.1 million in the third quarter of 2004. Net income for the mortgage banking segment was $567 thousand, an increase of $213 thousand or 60% from $354 thousand in the same quarter of 2004. For the nine months ended September 30, 2005, net income for the community bank segment increased to $17.8 million from $11.6 million at September 30, 2004, while the mortgage segment increased to $1.1 million from $1 million for the same period of 2004.

The community banking segment net income, on a linked quarter basis, increased $149 thousand or 2.4% to $6.3 million. Margin expansion of $888 thousand, lower operating expenses of approximately $157 thousand, offset by increases in salary and benefits of $317 thousand, increases to the loan loss provision of $296 thousand as well as occupancy expenses of $70 thousand, net of $200 thousand in income taxes drove the quarterly profit net increase. Operating expense reductions consist of lower costs for seminars, director training and other communication activity.

Mortgage segment net income increased $121 thousand to $567 thousand from the prior quarter, primarily as a result of strong loan origination activity created by a low mortgage rate environment, an expanding portfolio of loan products and increased housing supply. While the rise in short-term rates has not yet resulted in increases in long-term interest rates, some economic forecasts suggest higher long-term rates over the next 12 months, any such increases would likely result in slower mortgage activity, offset by the forecasted stability in housing starts.

Net Interest Income

Net interest income on a fully tax equivalent (FTE) basis increased $3.0 million, or 19.3% to $18.5 million for the quarter as compared to the same quarter in 2004. Average earning assets increased $126.9 million, or 8.5%, funded by total interest-bearing deposit growth of $89.8 million, or 8.5%. Additionally, demand deposits contributed $38.6 million to fund loan demand and represented a 17.8% increase over the prior year’s quarter. These factors coupled with increased yields on loans of 6.84%, from 6.02%, offset by an increased cost of funds on deposits of 2.35%, from 1.94%, moved the net interest margin up by 39 basis points to 4.53%. Of the $126.9 million in average earning asset growth (primarily in the commercial and construction portfolios), approximately 31.3% was funded by noninterest bearing deposits, positively contributing to the increased margin. For the nine months ended September 30, 2005, net interest income (FTE) increased $11.8 million or 28.8% over the same period a year ago. Yields on average earning assets increased 53 basis points, or 8.9%, on growth of $234.8 million in interest earning assets. Yields on interest bearing liabilities increased 20 basis points, or 8.9%, on growth of $176.7 million in interest bearing liabilities. The remaining margin improvement was due to growth of demand deposit accounts of $55.6 million. Since June 2004 we have experienced an increase in the Federal funds target at each Federal Reserve Board Open Market Committee (“FOMC”) meeting, benefiting the Company due to its asset sensitivity. Management anticipates the Company’s net interest margin to improve slightly with any additional rate increases, albeit at a slower rate than recent quarters. In an effort to protect its improved net interest margin, management will continue to monitor its interest rate risk as the FOMC nears the anticipated end of the current tightening cycle

On a linked quarter basis (FTE) net interest margin grew by $950 thousand, or 5.4% for the quarter ending September 30, 2005. This translates into a nine basis point expansion in the net interest margin during the quarter, from 4.44% to 4.53%. Increases in demand deposits helped to offset the escalating cost of interest bearing liabilities. Loan yields increased by 29 basis points to 6.84% while cost of funds increased by 15 basis points to 2.58%. Large certificates of deposit (those greater than $100 thousand), on average, continued to experience growth albeit at a slightly slower pace when compared to the prior quarter and contributed net growth of $21.8 million to the total interest bearing funding base of $1.3 billion.

Asset Quality

The Company’s asset quality remains good as reflected in the $737 thousand decrease in provision for loan losses from $1.6 million for the nine months ended September 30, 2004 to $897 thousand for the nine months ended September 30, 2005. Contributing to the year to year decline in the provision for loan losses has been improved credit quality and the payout of a number of low credit quality loans. On a linked quarter basis, the provision for loan losses increased $295 thousand from $135 thousand for the quarter ended June 30, 2005 to $430 thousand for the quarter ended September 30, 2005. This increase is largely a result of loan growth and an increase in the specific reserve.

At September 30, 2005, nonperforming assets totaled $11.2 million, which included a single credit relationship of $10.9 million. The loans to this relationship are secured by real estate and based on the information currently available management has allocated $1.3 million in reserves. An additional $140 thousand in loan loss provision was allocated to this credit this quarter as a result of deterioration in the operations of one of the borrower’s facilities. The Company entered into a workout agreement with the borrower in March 2004. Under the terms of the agreement, the Company extended further credit secured by additional property with significant equity. The Company continues to have constructive dialogue with the borrower towards resolution of the affiliated loans; however, bankruptcy filings by some affiliates of the borrower have delayed the accomplishment of targeted actions. The Company continues to anticipate that this workout will ultimately result in a reduction of the Company’s overall exposure to the borrower.

Net charge-offs were $162 thousand for the quarter compared to $312 thousand in net recoveries the same quarter last year. Recoveries during the quarter were lower than the same quarter last year as the Company completed, in 2004, the recovery of principal on a large loan charged off in prior years. This year approximately $233 thousand has been collected in foregone interest on the aforementioned credit and has been recorded in interest income.

Noninterest Income

Noninterest income for the third quarter of 2005 increased by $1.2 million to $7.3 million, or 19.5%, compared to the same quarter in 2004. This change includes an increase of $986 thousand, or 33%, in gains on sales of mortgage loans, $328 thousand in other service charges and a decrease in other operating income of $65 thousand. Mortgage loan production for the third quarter of 2005 totaled $172.2 million as compared to $123.3 million in the third quarter of 2004 and is the primary driver of increased gains on sales of mortgage loans. The increase in other service charges was driven primarily by a $120 thousand increase in income related to debit card and ATM transactions. Letter of credit and exchange fees contributed an additional $108 thousand. Additionally, brokerage commissions from our investment company contributed $66 thousand in income. Other operating income declined primarily as a result of $38 thousand in credit card incentives from our credit card processor received during the second quarter offset by increased income from our investment in Johnson Mortgage Company, LLC of $29 thousand in the third quarter.

On a linked quarter basis, noninterest income increased $270 thousand or 3.8%. This change includes an increase of $325 thousand, or 8.8%, in gains on sales of mortgage loans, an increase of $44 thousand in other service charges offset by declines of $31 thousand in service charges on deposit accounts. Other current quarter variance declines related to prior quarter gains in other real estate owned and fixed assets of $43 thousand and prior quarter income related to our investment in Bankers Insurance Group of $54 thousand. Mortgage loan production increased $18.3 million, or 12%, from the prior quarter representing most of the increase in the gain on sale of mortgages. The increase in other service charges was driven primarily by increases in letters of credit, exchange fees and debit card income totaling $54 thousand, ATM related fees of $21 thousand followed by $18 thousand of rebates from the sale of checks. These increases were offset by a decline in brokerage commissions of $55 thousand.

For the nine months ending September 30, 2005, noninterest income increased $2.6 million or 15.2%, to $19.7 million. Driving the increase were gains on the sale of mortgages which increased $10.3 million for the year and represented a $1.7 million or 20.2% increase over the same period. Mortgage loan production increased 23% to $442 million driving the increased gains on loan sales. Additionally, other service charges and fees increased $854 thousand, or 36% to $3.2 million. This increase is primarily due to increases in debit card, letter of credit and exchange fees. Service charges on deposit accounts remained flat when compared to the prior year but contributed $5.1 million for the nine months ending September 30, 2005. Other operating income increased $114 thousand or 12.5%. Income from bank owned life insurance ($73k) and Income from Bankers Insurance Group ($54k) contributed to this increase.

Noninterest Expense

Noninterest expense during the third quarter of 2005 increased $824 thousand from the same quarter in the prior year. This includes an increase of $1.1 million in salaries and benefits, $99 thousand increase in occupancy expense, $68 thousand increase in furniture and equipment expense and $400 thousand decline in other operating expenses. The increase in salary and benefits is due to the opening of additional branches, hiring additional support staff, increased commissions in the mortgage segment related to increased loan production, as well as compensation adjustments. The increase in occupancy and furniture and equipment expense is also due primarily to new branch openings. Other operating expense improvements are primarily related to the conversion of Guaranty’s data processing platform to the Company’s data processing platform and represent nonrecurring charges of approximately $311 thousand included in the prior year. The remaining cost savings within operating expenses and related to the Guaranty acquisition are from one-time conversion expenses of $213 thousand incurred in the same period a year ago. These conversion expenses are merger related items including data and systems conversion, marketing, communications, and other integration costs. These nonrecurring charges in the prior year were offset by current quarter increases in expenses relating to bankcard data processing of $50 thousand, ATM related charges of $30 thousand and increased mileage reimbursement of $18 thousand.

On a linked quarter basis noninterest expense increased $322 thousand or 2.2%. This change includes an increase of $427 thousand in salaries representing increased commissions paid as a result of increased mortgage loan production in the mortgage segment and compensation adjustments during the quarter. Increases in occupancy and furniture and fixtures expenses increased $60 thousand, or 6.0%, and $30 thousand, or 3.1%, respectively. Other operating expenses decreased $196 thousand compared to the most recent quarter. Contributing to this current quarter decline in operating expenses are costs associated with employee and director training and seminars of $74 thousand, lower costs related to equity lines of $27 thousand and declines in professional fees of $25 thousand. Other net charges compared to the prior quarter were $70 thousand.

For the nine months ended September 30, 2005, noninterest expense increased $5.5 million, or 14.8% from the period a year ago. Driving the increase were salary and benefits expenses of $3.6 million, or 17.1%. Occupancy and furniture and fixture expenses increased $593 thousand, or 24.1% and $349 thousand, or 13.9%, respectively. Lastly, other operating expenses increased $937 thousand, or 8.5%. Increased expenses are a direct result of the Company’s growth initiatives which have increased profitability. As described above, the increase in salary and benefits is due to the opening of additional branches, hiring additional support staff, increased commissions in the mortgage segment related to increased loan production as well as compensation adjustments. Occupancy and furniture and fixture expense increases correlate to additional branch openings and other operating costs associated with maintaining our branch network. Of the $937 thousand increase in other operating expenses, approximately $484 thousand resulted from increased courier services, internet activity and communication expenses with customers, $270 thousand from media and advertising campaigns, $211 thousand relates to amortizing additional core deposit intangibles related to the Guaranty acquisition, $134 thousand was from increased ATM processing and placing additional machines within our existing footprint and $119 thousand was due to additional data processing costs related to increased activity in the bankcard department. These expenses were offset by lower data processing costs of $485 thousand and conversion charges, as described above, of $192 thousand both relating to the Guaranty acquisition. Other notable expense increases relate to training and seminars ($103k), director fees and education ($80k) as well as mileage reimbursement ($52k).

Balance Sheet

Net loans were $1.33 billion and $1.22 billion for the third quarters ending September 30, 2005 and 2004, respectively. Quarter to quarter growth totaled approximately $35 million or an increase of 2.7% predominately within the commercial real estate and construction portfolios. The rising interest rate environment has improved the Company’s yield on earning assets. In particular, the 275 basis point increase in the Federal funds target rate since the FOMC began raising rates in June 2004, from 1%, has helped with improving yields (FTE) on loans, and for the quarter resulted in an increase from 6.55% to 6.84%. During that same period the Company’s cost of funds increased from 2.43% to 2.58%. Total deposits increased $50 million during the third quarter of 2005 to $1.4 billion and represent increased growth compared to the prior quarter. Growth of $30.8 million and $7.0 million was experienced in large certificates of deposits (those greater than $100 thousand) and money market accounts, respectively, with additional growth in noninterest bearing deposits of $7.8 million albeit a slower pace than experienced in the prior quarter. Moreover, greater deposit growth compared to net loan growth for the quarter has allowed for less reliance on purchased funds as evidenced by the decline in short-term borrowings from $7.6 million to zero.

At September 30, 2005 total assets were $1.79 billion, up 8.5%, or approximately $140 million from $1.65 billion a year earlier. Securities decreased to $227.4 million compared to $240.2 million for the same period. Total assets have increased $50.0 million from $1.74 billion at June 2005 to $1.79 billion at September 2005. Securities increased $2.8 million from $224.6 million to $227.4 million. The Company’s capital position remains strong with an equity-to-assets ratio of 9.90%.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Union Bankshares is one of the largest community banking organizations based in Virginia, providing full service banking to the Central, Rappahannock, Williamsburg and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank & Trust (32 locations in the counties of Albemarle, Caroline, Chesterfield, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the Cities of Charlottesville and Fredericksburg), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank in Washington, Virginia and Bank of Williamsburg (3 locations in Williamsburg and Newport News). Union Bank & Trust also operates a loan production office in Manassas. In addition to banking services, Union Investment Services, Inc. provides investment advice to our clients and Mortgage Capital Investors provides a full line of mortgage products. The Bank of Williamsburg also owns a non-controlling interest in Johnson Mortgage Company, LLC. Additional information is available on our website at www.ubsh.com. The shares of Union Bankshares Corporation are traded on the NASDAQ National Market under the symbol “UBSH”.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in economic conditions; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. Union Bankshares Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Key Financial Data ($ in thousands)	For the three months ended			For the nine months ended
	September 30 2005	September 30 2004	June 30 2005	September 30 2005	September 30 2004
RESULTS OF OPERATIONS
Interest income	$26,437	$21,582	$24,888	$74,757	$57,826
Interest expense	8,517	6,705	7,866	23,525	18,668

Net interest income	17,920	14,877	17,022	51,232	39,158
Provision for loan losses	430	895	135	897	1,634

Net interest income after provision for loan losses	17,490	13,982	16,887	50,335	37,524
Noninterest income	7,287	6,098	7,017	19,652	17,057
Noninterest expenses	14,816	13,992	14,494	42,780	37,258

Income before income taxes	9,961	6,088	9,410	27,207	17,323
Income tax expense	3,078	1,631	2,798	8,259	4,695

Net income	6,883	4,457	6,612	18,948	12,628

Interest earned on loans (Fully Tax Equivalent)	$23,594	$18,615	$22,010	$66,152	$49,198
Interest earned on securities (FTE)	3,293	3,513	3,332	9,975	10,328
Interest earned on earning assets (FTE)	26,988	22,196	25,387	76,306	59,666
Net interest income (FTE)	18,471	15,490	17,521	52,782	40,998
Interest expense on certificates of deposits	5,473	4,347	4,909	14,839	12,856
Interest expense on interest bearing deposits	6,769	5,144	6,058	18,287	14,736
Core deposit intangible amortization	305	307	305	914	702
Net income - community banking segment	$6,316	$4,103	$6,166	$17,826	$11,612
Net income - mortgage banking segment	567	354	446	1,122	1,016
KEY PERFORMANCE RATIOS
Return on average assets (ROA)	1.56%	1.09%	1.54%	1.48%	1.16%
Return on average equity (ROE)	15.62%	11.42%	15.85%	14.96%	11.82%
Efficiency ratio	58.78%	66.71%	60.29%	60.35%	66.28%
Efficiency ratio (excluding mortgage segment)	54.97%	63.57%	56.30%	56.27%	62.97%
Net interest margin (FTE)	4.53%	4.14%	4.44%	4.46%	4.07%
Yield on earning assets (FTE)	6.62%	5.93%	6.43%	6.45%	5.92%
Cost of interest bearing liabilities (FTE)	2.58%	2.15%	2.43%	2.43%	2.23%
Noninterest Expense less Noninterest Income/ Avg Assets	1.72%	1.95%	1.74%	1.80%	1.85%
PER SHARE DATA
Net income per share - basic	$0.79	$0.51	$0.76	$2.16	$1.52
Net income per share - diluted	0.78	0.51	0.75	2.14	1.51
Cash net income per share - diluted	0.80	0.53	0.77	2.21	1.56
Cash dividends paid (semi-annual payment)	—	—	0.37	0.37	0.33
Book value per share	20.22	18.47	19.52	20.22	18.47
Tangible book value per share	15.65	13.72	14.91	15.65	13.72
FINANCIAL CONDITION
Assets	$1,791,446	$1,644,582	$1,740,926	$1,791,446	$1,644,582
Loans, net of unearned income	1,349,066	1,233,234	1,313,818	1,349,066	1,233,234
Earning assets	1,647,165	1,513,371	1,596,989	1,647,165	1,513,371
Goodwill	31,297	31,312	31,297	31,297	31,312
Other intangibles	8,808	10,029	9,112	8,808	10,029
Deposits	1,432,685	1,296,255	1,382,864	1,432,685	1,296,255
Stockholders’ equity	177,401	160,857	171,106	177,401	160,857
Tangible equity	137,296	119,516	130,697	137,296	119,516
AVERAGES
Assets	$1,755,583	$1,619,294	$1,719,346	$1,716,305	$1,452,358
Loans, net of unearned income	1,321,982	1,199,189	1,309,827	1,302,522	1,054,957
Loans held for sale	51,906	35,166	38,400	40,733	32,815
Securities	226,973	239,375	226,014	227,499	242,074
Earning assets	1,616,174	1,489,187	1,583,453	1,581,042	1,346,231
Deposits	1,397,943	1,269,569	1,352,827	1,354,608	1,149,186
Certificates of deposit	633,793	557,836	606,276	607,691	535,433
Interest bearing deposits	1,142,191	1,052,412	1,110,643	1,113,736	963,909
Borrowings	168,067	185,998	185,589	178,786	151,904
Interest bearing liabilities	1,310,258	1,238,410	1,296,232	1,292,522	1,115,813
Stockholders’ equity	174,792	155,234	167,350	169,345	142,673
Tangible Equity	134,531	114,544	126,786	128,876	117,221

ASSET QUALITY
Beginning balance Allowance for loan loss	$16,654	$14,810	$16,571	$16,384	$11,519
Allowance from Acquired Bank		—	—	—	2,040
plus provision for loan loss	430	895	135	897	1,634
less charge offs	(232)	(209)	(181)	(678)	(743)
plus recoveries	70	521	129	319	1,567

Allowance for loan losses	16,922	16,017	16,654	16,922	16,017
Allowance as % of total loans	1.25%	1.30%	1.27%	1.25%	1.30%
Nonaccrual loans	$11,217	$11,282	$11,290	$11,217	$11,282
Foreclosed properties & real estate investments	—	14	—	—	14

Total nonperforming assets	11,217	11,296	11,290	11,217	11,296
Loans past due 90 days and accruing interest	1,384	1,450	779	1,384	1,450

Total nonperforming assets plus 90 days	12,601	12,746	12,069	12,601	12,746
Nonperforming assets to loans plus foreclosed properties	0.83%	0.92%	0.86%	0.83%	0.92%
OTHER DATA
Market value per share at period-end	$41.78	$31.16	$38.62	$41.78	$31.16
Price to book value ratio	2.07	1.69	1.98	2.07	1.69
Price to earnings ratio	14.64	15.48	14.09	14.64	15.48
Weighted average shares outstanding, basic	8,770,071	8,686,639	8,761,611	8,759,722	8,296,258
Weighted average shares outstanding, diluted	8,861,492	8,752,213	8,837,819	8,838,471	8,375,430
Shares outstanding at end of period	8,773,136	8,708,317	8,767,996	8,773,136	8,708,317
Shares repurchased	—	—	—	—	—
Average price of repurchased shares	—	—	—	—	—
Mortgage loan originations	172,218,758	123,360,384	153,931,080	441,777,288	359,866,194
% of originations that are refinances	33.9%	26.1%	27.7%	30.8%	32.2%
End of period full time equivalent employees	575	560	568	575	560
Number of full service branches	45	42	45	45	42
Number of Bank subsidiaries	4	4	4	4	4
Number of ATMs	122	78	115	122	78
ALTERNATIVE PERFORMANCE MEASURES
Net income	$6,883	$4,457	$6,612	$18,948	$12,628
Plus amortization of core deposit intangibles, net of tax	198	200	198	594	456

Cash basis operating earnings (1)	7,081	4,657	6,810	19,542	13,084

Weighted average shares outstanding, diluted	8,861,492	8,752,213	8,837,819	8,838,471	8,375,430
Average assets	1,755,583	1,619,294	1,719,346	1,716,305	1,452,358
Less goodwill (average)	(31,297)	(30,557)	(31,297)	(31,203)	(17,591)
Less core deposit intangibles (average)	(8,964)	(10,092)	(9,267)	(9,266)	(7,861)

Average tangible assets (1)	1,715,322	1,578,645	1,678,782	1,675,836	1,426,906

Average equity	174,792	155,299	167,350	169,345	142,673
Less goodwill (average)	(31,297)	(30,557)	(31,297)	(31,203)	(17,591)
Less core deposit intangibles (average)	(8,964)	(10,092)	(9,267)	(9,266)	(7,861)

Average tangible equity (1)	134,531	114,650	126,786	128,876	117,221

Cash basis EPS fully diluted (1)	$0.80	$0.53	$0.77	$2.21	$1.56
Cash basis return on average tangible assets (1)	1.64%	1.17%	1.63%	1.56%	1.22%
Cash basis return on average tangible equity (1)	20.88%	16.17%	21.54%	20.27%	14.91%

(1)	As a supplement to Generally Accepted Accounting Principles (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share information)

	September 30, 2005	December 31, 2004	September 30, 2004
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$40,463	$29,920	34,508
Interest-bearing deposits in other banks	1,345	523	3,154
Money market investments	118	130	135
Other interest-bearing deposits	2,598	2,598	2,598
Federal funds sold	23,435	73	871

Total cash and cash equivalents	67,959	33,244	41,266

Securities available for sale, at fair value	227,411	233,467	240,212

Loans held for sale	43,191	42,668	33,166

Loans, net of unearned income	1,349,066	1,264,841	1,233,234
Less allowance for loan losses	16,922	16,384	16,017

Net loans	1,332,144	1,248,457	1,217,217

Bank premises and equipment, net	43,361	40,945	39,975
Other real estate owned	—	14	14
Core deposit intangibles, net	8,808	9,721	10,029
Goodwill	31,297	30,992	31,312
Other assets	37,275	32,702	31,391

Total assets	$1,791,446	$1,672,210	1,644,582

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing demand deposits	$268,916	$230,055	231,009
Interest-bearing deposits:
NOW accounts	200,941	195,309	191,693
Money market accounts	187,539	197,617	185,930
Savings accounts	119,006	117,851	121,329
Time deposits of $100,000 and over	283,399	209,929	197,958
Other time deposits	372,884	363,556	368,336

Total interest-bearing deposits	1,163,769	1,084,262	1,065,246

Total deposits	1,432,685	1,314,317	1,296,255

Securities sold under agreements to repurchase	48,309	45,024	46,845
Other short-term borrowings	—	24,514	5,000
Trust preferred capital notes	23,196	23,196	22,500
Long-term borrowings	89,700	90,271	103,062
Other liabilities	20,155	12,130	10,063

Total liabilities	1,614,045	1,509,452	1,483,725

Commitments and contingencies
Stockholders’ equity:
Common stock, $2 par value. Authorized 24,000,000 shares; issued and outstanding, 8,773,136 and 8,744,176 shares, respectively	17,546	17,488	17,417
Surplus	34,355	33,716	32,875
Retained earnings	122,167	106,460	104,209
Accumulated other comprehensive income	3,333	5,094	6,356

Total stockholders’ equity	177,401	162,758	160,857

Total liabilities and stockholders’ equity	$1,791,446	$1,672,210	1,644,582

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Interest and dividend income :
Interest and fees on loans	$23,537	$18,529	$66,095	$48,964
Interest on Federal funds sold	68	41	79	102
Interest on interest-bearing deposits in other banks	10	12	43	18
Interest on other interest-bearing deposits	22	15	57	21
Interest and dividends on securities:
Taxable	1,883	2,004	5,712	5,738
Nontaxable	917	981	2,771	2,983

Total interest and dividend income	26,437	21,582	74,757	57,826

Interest expense:
Interest on deposits	6,769	5,144	18,287	14,736
Interest on Federal funds purchased	20	54	170	91
Interest on short-term borrowings	376	180	1,120	383
Interest on long-term borrowings	1,352	1,327	3,948	3,458

Total interest expense	8,517	6,705	23,525	18,668

Net interest income	17,920	14,877	51,232	39,158
Provision for loan losses	430	895	897	1,634

Net interest income after provision for loan losses	17,490	13,982	50,335	37,524

Noninterest income:
Service charges on deposit accounts	1,771	1,807	5,071	5,103
Other service charges, commissions and fees	1,130	802	3,228	2,374
Gains on securities transactions, net	20	44	23	47
Gains on sales of loans	3,999	3,013	10,258	8,534
Gains on sales of other real estate owned and bank premises, net	—	—	38	79
Other operating income	367	432	1,034	920

Total noninterest income	7,287	6,098	19,652	17,057

Noninterest expenses:
Salaries and benefits	8,772	7,715	24,939	21,296
Occupancy expenses	1,057	958	3,052	2,459
Furniture and equipment expenses	998	930	2,867	2,518
Other operating expenses	3,989	4,389	11,922	10,985

Total noninterest expenses	14,816	13,992	42,780	37,258

Income before income taxes	9,961	6,088	27,207	17,323
Income tax expense	3,078	1,631	8,259	4,695

Net income	$6,883	$4,457	$18,948	$12,628

Basic net income per share	$0.79	$0.51	$2.16	$1.52
Diluted net income per share	$0.78	$0.51	$2.14	$1.51

Union Bankshares Corporation

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the three months ended September 30, 2005
	2005			2004			2003
	Average Balance	Interest Income/ Expense	Yield/ Rate(3)	Average Balance	Interest Income/ Expense	Yield/ Rate (3)	Average Balance	Interest Income/ Expense	Yield/ Rate (3)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$151,889	$1,882	4.92%	$160,689	$2,004	4.96%	$162,768	$1,854	4.52%
Tax-exempt(1)	75,084	1,411	7.46%	78,686	1,509	7.63%	83,568	1,582	7.51%

Total securities	226,973	3,293	5.76%	239,375	3,513	5.84%	246,336	3,436	5.53%
Loans, net (1) (2)	1,321,982	22,791	6.84%	1,199,189	18,117	6.01%	816,453	13,271	6.45%
Loans held for sale	51,906	803	6.14%	35,166	498	5.63%	68,916	838	4.82%
Federal funds sold	11,478	68	2.35%	5,389	41	3.03%	7,329	8	0.43%
Money market investments	84	1	3.12%	77	—	0.00%	140	—	0.00%
Interest-bearing deposits in other banks	1,153	10	3.54%	7,412	12	0.64%	2,306	5	0.86%
Other interest-bearing deposits	2,598	22	3.35%	2,578	15	2.31%	—	—

Total earning assets	1,616,174	26,988	6.62%	1,489,186	22,196	5.93%	1,141,480	17,558	6.10%
Allowance for loan losses	(16,645)			(15,150)			(10,592)
Total non-earning assets	156,054			145,258			80,243

Total assets	$1,755,583			$1,619,294			$1,211,131

Liabilities & Stockholders’ Equity:
Interest-bearing deposits:
Checking	$200,800	192	0.38%	$185,721	129	0.28%	$138,556	120	0.34%
Money market savings	187,633	841	1.78%	184,959	462	0.99%	96,110	222	0.92%
Regular savings	119,965	263	0.87%	123,896	206	0.66%	91,240	170	0.74%
Certificates of deposit:
$100,000 and over	265,594	2,470	3.69%	193,489	1,680	3.45%	163,326	1,569	3.81%
Under $100,000	368,199	3,003	3.24%	364,347	2,667	2.91%	326,603	2,827	3.43%

Total interest-bearing deposits	1,142,191	6,769	2.35%	1,052,412	5,144	1.94%	815,835	4,908	2.39%
Other borrowings	168,067	1,748	4.13%	185,998	1,562	3.34%	119,710	1,055	3.50%

Total interest-bearing liabilities	1,310,258	8,517	2.58%	1,238,410	6,706	2.15%	935,545	5,963	2.53%
Noninterest bearing liabilities:
Demand deposits	255,752			217,156			149,352
Other liabilities	14,781			8,494			12,721

Total liabilities	1,580,791			1,464,060			1,097,618
Stockholders’ equity	174,792			155,234			113,513

Total liabilities and stockholders’ equity	$1,755,583			$1,619,294			$1,211,131

Net interest income		$18,471			$15,490			$11,595

Interest rate spread			4.05%			3.78%			3.57%
Interest expense as a percent of average earning assets			2.09%			1.79%			2.07%
Net interest margin			4.53%			4.14%			4.03%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%

(2)	Collection of $94 thousand in foregone interest on a previously charged off credit has been excluded. Nonaccrual loans have been included in the balance.

(3)	Annualized

Union Bankshares Corporation

AVERAGE BALANCES(1), INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the nine months ended September 30,
	2005			2004			2003
	Average Balance	Interest Income/ Expense	Yield/ Rate (3)	Average Balance	Interest Income/ Expense	Yield/ Rate (3)	Average Balance	Interest Income/ Expense	Yield/ Rate (3)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$152,636	$5,711	5.00%	$160,448	$5,738	4.78%	$172,227	$6,201	4.81%
Tax-exempt(2)	74,863	4,264	7.62%	81,626	4,589	7.51%	86,427	5,021	7.77%

Total securities	227,499	9,975	5.86%	242,074	10,327	5.70%	258,654	11,222	5.80%
Loans, net (1) (2)	1,302,522	64,268	6.60%	1,054,957	47,816	6.05%	768,748	38,873	6.76%
Loans held for sale	40,733	1,884	6.18%	32,815	1,382	5.63%	51,718	1,955	5.05%
Federal funds sold	5,621	79	1.88%	10,639	102	1.28%	12,395	73	0.78%
Money market investments	80	2	2.57%	100	—	0.00%	2,521	22	1.17%
Interest-bearing deposits in other banks	1,989	43	2.86%	3,996	18	0.57%	2,168	17	1.11%
Other interest-bearing deposits	2,598	56	2.88%	1,650	21	1.70%	—	—

Total earning assets	1,581,042	76,306	6.45%	1,346,231	59,666	5.92%	1,096,204	52,162	6.36%
Allowance for loan losses	(16,573)			(13,460)			(9,940)
Total non-earning assets	151,836			119,587			76,699

Total assets	$1,716,305			$1,452,358			$1,162,963

Liabilities & Stockholders’ Equity:
Interest-bearing deposits:
Checking	$198,749	515	0.35%	$169,338	353	0.28%	$133,564	454	0.45%
Money market savings	187,670	2,206	1.57%	148,181	1,006	0.91%	95,791	741	1.03%
Regular savings	119,626	727	0.81%	110,957	521	0.63%	89,131	583	0.87%
Certificates of deposit:
$100,000 and over	243,875	6,429	3.52%	187,052	4,891	3.49%	160,546	4,680	3.90%
Under $100,000	363,816	8,410	3.09%	348,381	7,965	3.05%	320,011	8,572	3.58%

Total interest-bearing deposits	1,113,736	18,287	2.20%	963,909	14,736	2.04%	799,043	15,030	2.51%
Other borrowings	178,786	5,237	3.92%	151,904	3,932	3.46%	104,052	3,011	3.87%

Total interest-bearing liabilities	1,292,522	23,524	2.43%	1,115,813	18,668	2.23%	903,095	18,041	2.67%
Noninterest bearing liabilities:
Demand deposits	240,872			185,277			137,210
Other liabilities	13,566			8,595			12,019

Total liabilities	1,546,960			1,309,685			1,052,324
Stockholders’ equity	169,345			142,673			110,639

Total liabilities and stockholders’equity	$1,716,305			$1,452,358			$1,162,963

Net interest income		$52,782					$34,121

Interest rate spread			4.02%		3.69%			3.69%
Interest expense as a percent of average earning assets			1.99%		1.85%			2.20%
Net interest margin			4.46%		4.07%			4.16%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%

(2)	Collection of $233 thousand in foregone interest on a previously charged off credit has been excluded. Nonaccrual loans have been included in the balance.

(3)	Annualized